Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Board of Directors and Stockholders
The Smith & Wollensky Restaurant Group, Inc.,

We consent to incorporation by reference in the registration statement (No. 333-100573) on Form S-8 of The Smith & Wollensky Restaurant Group, Inc. of our report dated March 17, 2004, except as to note 23, which is as of April 26, 2005, relating to the consolidated balance sheet of The Smith & Wollensky Restaurant Group, Inc. and subsidiaries as of December 29, 2003, and the related consolidated statements of operations, cash flows, and changes in stockholders’ equity and comprehensive income (loss) for the year ended December 29, 2003, which report appears in the January 2, 2006 annual report on Form 10-K of The Smith & Wollensky Restaurant Group, Inc.

Our report dated March 17, 2004, except as to Note 23, which is as of April 26, 2005, contains explanatory paragraphs that state that the Company has restated its financial statements and as discussed in Note 3(j) and 3(k) of the financial statements, adopted FASB 142, “Goodwill and Other Intangible Assets” and FASB 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” as of January 1, 2002.

/s/ KPMG LLP
New York, New York
April 3, 2006